Filed pursuant to Rule 424 (b)(2)
                                             under the Securities Act of 1933



             PRICING SUPPLEMENT NO. 1,  DATED February 20, 1997,

               TO PROSPECTUS SUPPLEMENT, DATED October 24, 1996



                   BURLINGTON NORTHERN SANTA FE CORPORATION
                        MEDIUM-TERM NOTES, SERIES A
                                 (FIXED RATE)
                               CUSIP 12189QAA8
                                 Tranche #1



                DUE MORE THAN NINE MONTHS FROM DATE OF ISSUE




INTEREST PAYABLE EACH February 27 AND
   August 27 AND AT MATURITY



PRINCIPAL AMOUNT:  $100,000,000

ISSUE PRICE: 100%

AGENT'S COMMISSION: .350%

NET PROCEEDS TO ISSUER:  $99,650,000

SELLING AGENT:  Salomon Brothers Inc

TRADE DATE:  February 20, 1997

ORIGINAL ISSUE DATE:  February 27, 1997

INTEREST RATE: 6.10%

INTEREST PAYMENT DATES:  February 27 and August 27; First payment on August
   27, 1997

MATURITY DATE:  February 27, 2027

REGULAR RECORD DATES:  15 days prior to interest payment date

OPTIONAL REPAYMENT DATE(S): --

SPECIFIED CURRENCY:  U.S. dollars



REDEEMABLE

 ___Yes    __X_  No


INITIAL REDEMPTION DATE:

INITIAL REDEMPTION PERCENTAGE:



REPAYABLE

 _X_Yes    ___  No

REPAYMENT DATES:  February 27, 2000; February 27, 2003; and February 27, 2007

REPAYMENT PRICES:  100%, in whole only



APPLICABILITY OF ANNUAL

  REDEMPTION PERCENTAGE REDUCTION:

 ___Yes    __X_  No    If yes, percentage:___%



APPLICABILITY OF MODIFIED

  PAYMENT UPON ACCELERATION:

 ___Yes    __X_  No    If yes, percentage:___%



FORM:

 __X_ Global Note		___ Certificated



DISCOUNT NOTE:

 ___Yes    __X_  No



REPURCHASE PRICE

 (For Discount Securities):



YIELD TO MATURITY:

OTHER PROVISIONS:	The aggregate principal amount of this
offering is $100,000,000 and relates only to Pricing Supplement No. 1. Notes may be issued by the Company in the aggregate principal amount of up to $475,000,000 or its equivalent in one or more currencies or composite currencies. To date, including this offering, an aggregate of $100,000,000 of Notes, has been issued.






TYPE OF SALE:	IF PRINCIPAL TRANSACTION, REOFFERING AT:



___As Agent    		_X_ varying prices related to prevailing market
                      prices at the time of resale

_X_As Principal		___fixed offering price of ____% of Principal Amount